Exhibit 99.2

FOR IMMEDIATE RELEASE

Company Contact:
Manakoa Services Corporation, Kennewick
James C. Katzaroff, 509-736-7000
or
The Investor Relations Group, Inc.
Jordan Silverstein or John Nesbett, 212-825-3210


Manakoa Services Corporation Accepts Resignation of Chief Executive Officer

KENNEWICK, WA .-- November 11, 2005--Manakoa Services Corporation (OTCBB:MKOS), a developer of enterprise risk management solutions focused on regulatory compliance, announced the acceptance of Dr. G. Robert Williams, co-founder, CEO and director's resignation. James C. Katzaroff, president and board member, will take over as CEO.

Robert Papke, VP and Corporate Secretary, will assume the role as president and Mr. Williams' vacated board seat.

"It became apparent to Manakoa's board of directors that the board and Mr. Williams had philosophical differences regarding the focus, financing and direction of the company," Mr. Katzaroff said. "The board will take the opportunity to refocus management on short-term, critical objectives such as improving sales, customer relations and bolstering earnings.'

"We wish Mr. Williams all the success and happiness with his future endeavors," Mr. Katzaroff said.

About Manakoa Services Corporation

Manakoa is a pioneer in the field of Enterprise Risk Management focusing on regulatory compliance software and services. Manakoa's security and compliance solutions suite offers advanced automation software designed to control business and IT policies, implement and enforce mandated compliance initiatives, and provide dynamic views for monitoring and administration based on the role and permissions of user and department.

Manakoa's flagship products provide unique templates for analyzing compliance with United States regulations such as the Gramm Leach Bliley Act, Sarbanes-Oxley, FISMA, and HIPPA. Stand-alone components of the suite include the Manakoa KnowledgeBase(TM), Manakoa Compliance Services(TM), Manakoa System Control Management Pack(TM), and Compliance Auditing Management Packs
(CAMP)(TM). The Company is the only corporation to have multiple individuals named as Microsoft 2005 Most Valuable Professional in the field of security. For more information on Manakoa, please visit its website at http://www.Manakoa.com.

Under the Private Securities Litigation Reform Act--with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the Company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. The Company does not assume, and expressly disclaims, any obligation to update these forward-looking statements.